Exhibit (a)(5)(D)

MSC Industrial Supply Co. Tel.800.645.7270 Fax.800.255.5067 www.mscdirect.com

MSC ANNOUNCES

PRELIMINARY RESULTS OF
SELF-TENDER OFFER

MELVILLE, NY and DAVIDSON, NC, August 5, 2016 – MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), “MSC” or the “Company,” a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, announced today the preliminary results of its “modified Dutch auction” tender offer for up to $300 million of its Class A common stock at a price per share not less than $66.00 and not greater than $72.50, which expired at 5:00 p.m., New York City time, on August 4, 2016.

Based on the preliminary count by the depositary for the tender offer, a total of approximately 3.9 million shares of the Company’s Class A common stock were validly tendered and not validly withdrawn at or below the price of $72.50 per share, including approximately 1.1 million shares that were tendered through notice of guaranteed delivery.

The tender offer was not fully subscribed. In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company expects to accept for payment a total of approximately 3.9 million shares of its Class A common stock at a price of $72.50 per share, for a total cost of approximately $280.5 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 6.3% of the Company’s total outstanding common stock as of August 1, 2016.

As previously announced, on July 5, 2016, the Company entered into a stock purchase agreement with the holders of the Company’s Class B common stock under which such shareholders agreed not to participate in the tender offer and the Company agreed to purchase from such shareholders following completion of the tender offer, a pro rata number of shares at the same price per share as will be paid by the Company in the tender offer, such that their percentage ownership and voting power in the Company would remain substantially the same as prior to the tender offer. Based on the approximately 3.9 million shares the Company expects to acquire in the tender offer, the Company expects to purchase approximately 1.2 million shares from the Class B shareholders under the stock purchase agreement for an aggregate purchase price of approximately $84.6 million. As such, the Company expects to repurchase a total of approximately 5.0 million shares of its Class A common stock through the tender offer and the stock purchase agreement at a price of $72.50 per share, for a total cost of approximately $365.0 million, excluding fees and expenses. These shares represent approximately 8.2% of the Company’s total outstanding common stock as of August 1, 2016.

The Company expects to fund the share purchases in the tender offer and under the stock purchase agreement with proceeds from the issuance and sale of $175.0 million in aggregate principal amount of unsecured senior notes that was completed on July 28, 2016, and through borrowings under its existing revolving credit facility.

The number of shares expected to be purchased in the tender offer and under the stock purchase agreement and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased in the tender offer, the final purchase price per share and the number of shares expected to be purchased under the stock purchase agreement will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. The closing of the purchase under the stock purchase agreement is subject to customary conditions and will not occur until at least 11 business days following the expiration date of the tender offer.

The dealer managers for the tender offer are J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. Georgeson LLC is serving as information agent for the tender offer and Computershare is serving as the depositary for the tender offer.

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Contact Information

Investors:	Media:
John G. Chironna	Paul Mason
Vice President, Investor Relations and Treasurer	Director, Corporate Communications
(704) 987-5231	(704) 987-5313

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1 million products, inventory management and other supply chain solutions, and deep expertise from 75 years of working with customers across industries.

Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit www.mscdirect.com.

Note Regarding Forward-Looking Statements: Statements in this Press Release may constitute forward-looking statements. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about the preliminary results of the tender offer and the Company’s intention to purchase shares in the tender offer and under the stock purchase agreement, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include: the preliminary nature of the results announced in this press release, our ability to commence and complete the tender offer and complete the purchase pursuant to the stock purchase agreement, general economic conditions in the markets in which we operate, current economic, political, and social conditions, changing customer and product mixes, competition, industry consolidation and other changes in the industry distribution sector, volatility in commodity and energy prices, the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits, credit risk of our customers, the risk of cancellation or rescheduling of customer orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of loss of key suppliers, key brands or supply chain disruptions, our dependence on our information systems and the risk of business disruptions arising from changes to our information systems, and disruptions due to catastrophic events, power outages, natural disasters, computer system or network failures, computer viruses, physical or electronics break-ins and cyber-attacks, our dependence on key personnel, failure to comply with applicable environmental, health and safety laws and regulations, goodwill and intangible assets recorded as a result of our acquisitions could be impaired, problems with successfully integrating acquired operations, and disclosing our use of “conflict minerals” in certain of the products we distribute could raise reputational and other risks. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements.

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